Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 10, 2003, accompanying the December 31, 2002 statement of net assets available for plan benefits in the Annual Report of Mestek, Inc. Savings and Retirement Plan on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Mestek, Inc. Savings and Retirement Plan Registration Statement on Form S-8 (File Number 333-82067).

/s/ Grant Thornton LLP

Boston, Massachusetts

August 7, 2006